Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) entered into on as of November 30, 2023, by and between NexGel, Inc., a Delaware corporation (the “Buyer”), and Olympus Trading Company, LLC, a Virginia limited liability company (the “Seller”). The Buyer and the Seller are referred to collectively herein as the “Parties” and individually as a “Party”.

BACKGROUND

This Agreement contemplates a transaction in which the Buyer will purchase all assets related to the Seller’s skincare line focused on reducing symptoms associated with psoriasis operating under the tradename “Kenkoderm” (the “Business”) in return for cash.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Acquired Assets” means all right, title, and interest in and to all of the assets relating to the Business including but not limited to those assets set forth on Schedule A attached hereto.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorney’s fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a).

“Applicable Rate” means the corporate base rate of interest publicly announced from time to time by Wells Fargo Bank, N.A. plus 2% per annum.

“Assumed Liabilities” means any Liability relating to the Business set forth on Schedule B attached hereto; provided, however, that the Assumed Liabilities shall not include (i) any Liability not specifically identified on Schedule B attached hereto, (ii) any Liability of the Seller for unpaid Taxes for periods prior to the Closing, (iii) any Liability of the Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby, (iv) any Liability of the Seller for the unpaid Taxes of any Person other than the Seller under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise, (v) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (vi) any Liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, or (vii) any Liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

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“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could be reasonably expected to form the basis for any specified consequence.

“Business” has the meaning set forth in the recitals above.

“Business Day” (whether or not capitalized) means any day that is not a Saturday or a Sunday or a day on which banks located in New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in §2(d) below.

“Closing Date” has the meaning set forth in §2(d) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of the Business that is not already generally available to the public provided further that confidential information shall not include any information if it becomes available from a third party not bound by an agreement of confidentiality.

“Deferred Intercompany Transaction” has the meaning set forth in Reg. §1.1502-13.

“Disclosure Schedule” has the meaning set forth in §3 below.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Encumbrance” means any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, pledge, option, right of first refusal, right of first offer, charge, assessment, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses).

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is treated as a single employer with the Seller for purposes of Code §414.

“Excess Loss Account” has the meaning set forth in Reg. §1.1502-19. .

“Financial Statements” has the meaning set forth in §3(g) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

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“Gross Sales” means the gross sales relating to the Business from any of the sales channels set forth on Schedule C attached hereto as calculated therein and any additional sales channels utilized by the Buyer relating to the Business subsequent to the Closing Date.

“Improvements” has the meaning set forth in §3(l) below.

“Indemnified Party” has the meaning set forth in §8(d) below.

“Indemnifying Party” has the meaning set forth in §8(d) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual knowledge after due inquiry of Eric Jones and any other individual specifically referred to herein after reasonable inquiry.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Business holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Business thereunder.

“Liens” means any Security Interest, mortgage, pledge, lien (including liens under any mortgage or deed of trust, mechanic’s or materialmen’s liens and judgment liens), option, debt, charge, encumbrance, covenant or restriction of any kind or character.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on the Business, Acquired Assets, Liabilities, Real Property, condition (financial or otherwise), operating results, or operations of the Business except that a Material Adverse Effect shall not be deemed to have incurred if it was caused by an event or events which impact other industry participants who engage in activities sustainably similar to the Business in a proportionate manner.

“Material Leased Real Property” has the meaning set forth in §7(a) below.

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“Most Recent Fiscal Year End” has the meaning set forth in §3(g) below.

“Non-Compete Agreement” has the meaning set forth in §7(a)(viii) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer wiring and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral and water rights, owned by the Business).

“Party” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in §2(c) below.

“Real Property” has the meaning set forth in §3(l) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanics, materialmens, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” has the meaning set forth in the preface above.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in §8(d) below.

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2. Basic Transaction.

(a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this §2.

(b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities.

(c) Purchase Price. The consideration for the Acquired Assets shall be $546,500 (the “Base Purchase Price”) plus (i) any Earn-Out Payments (as defined below); (ii) the Post-Closing Adjustment if such number is positive, if any; less (iii) the Post-Closing Adjustment if such number is negative, if any; plus (iv) the amount of the Assumed Liabilities (collectively, the “Purchase Price”). The Base Purchase Price and the Earn-Out Payments shall be paid as follows:

(i) On the Closing Date, the Buyer shall pay to the Seller the Base Purchase Price in immediately available funds;

(ii) Subsequent to Closing Date, the Seller shall be entitled to cash payments (“Earn-Out Payments”) from the Buyer payable pursuant to the Gross Sales for the fiscal quarterly periods as follows:

a. (($1,093,000 multiplied by Gross Sales for the quarterly fiscal period ended March 31, 2024 divided by $470,886) - $546,500)) multiplied by .25 equals the first Earn-Out Payment payable to the Seller on or before April 30, 2024;

b. (($1,093,000 multiplied by Gross Sales for the quarterly fiscal period ended June 30, 2024 divided by $389,949) - $546,500)) multiplied by .25 equals the second Earn-Out Payment payable to the Seller on or before July 31, 2024;

c. (($1,093,000 multiplied by Gross Sales for the quarterly fiscal period ended September 30, 2024 divided by $359,958) - $546,500)) multiplied by .25 equals the third Earn-Out Payment payable to the Seller on or before October 31, 2024; and

d. (($1,093,000 multiplied by Gross Sales for the quarterly fiscal period ended December 31, 2024 divided by Gross Sales for the quarterly fiscal period ended December 31, 2023) - $546,500)) multiplied by .25 equals the fourth and final Earn-Out Payment payable to the Seller on or before January 31, 2025.

For purposes of clarity and solely for illustrating, (i) if the Gross Sales for the quarterly fiscal period ended March 31, 2024 equal $550,000, Buyer shall owe to Seller a first quarterly Earn-Out Payment of $182,534, calculated as follows - (($1,093,000 multiplied by $550,000 divided by $470,886) - $546,500)) multiplied by .25 and (ii) if the Gross Sales for the quarterly fiscal period ended March 31, 2024 equal $450,000, Buyer shall owe to Seller a first quarterly Earn-Out Payment of $124,505, calculated as follows - (($1,093,000 multiplied by $450,000 divided by $470,886) - $546,500)) multiplied by .25.

Each Earn-Out Payment has a minimum payment of zero dollars ($0).

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(c) Post-Closing Adjustment.

(i) Within sixty days after the Closing Date, the Seller shall prepare and deliver to the Buyer a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Business as of the Closing Date (without giving effect to the transactions contemplated herein except that the $56,000 of inventory discussed in Section 2(g) below shall be reduced from Closing Working Capital) (the “Closing Balance Sheet”), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Seller that the Closing Balance Sheet and Closing Working Capital Statement were prepared in accordance with the same accounting methods, practices, principles, policies and procedures used by the Seller, including consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Most Recent Financial Statements for the most recent fiscal year end as if such Closing Balance Sheet and Closing Working Capital Statement were being prepared as of a fiscal year end. Upon receipt, the Buyer shall have twenty days to review the Closing Balance Sheet and Closing Working Capital Statement and either approve or dispute the Seller’s calculations. In the event the Buyer approves the calculations, the Buyer shall determine the Post-Closing Adjustment and deliver to the Seller. In the event the Buyer disputes the calculations, the Buyer and the Seller shall have up to ten Business Days from the date Buyer notifies Seller of the dispute to cooperate to mutually determine an acceptable Closing Balance Sheet and Closing Working Capital Statement calculation. Upon such determination, the Buyer shall determine the Post-Closing Adjustment and deliver to the Seller.

(ii) If the Post-Closing Adjustment is a positive number, the Buyer shall pay to the Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, the Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(iii) Any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall be due within ten Business Days of the delivery of the Post-Closing Adjustment and shall be paid by wire transfer of immediately available funds to such account as is directed by Buyer. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 8%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. In the event the Seller does not make a required Post-Closing Adjustment payment, such amount (including any accrued but unpaid interest) shall be reduced from the Escrow Amount.

(d) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on November 30, 2023 at a time mutually determined by the Parties with an effective time of 12:01 a.m. Eastern Time on December 1, 2023 (the “Closing Date”).

(e) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in §7(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in §7(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) an assignment and assumption agreement in substantially the form attached hereto as Exhibit A and such other assignment documents (including Intellectual Property transfer documents) in the forms reasonably acceptable to the Buyer and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assignment and assumption in the form attached hereto as Exhibit A and (B) such other instruments of assumption as the Seller and its counsel may request; and (v) the Buyer will deliver to the Seller the consideration specified in §2(c) above.

(f) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) pursuant to an allocation schedule to be determined no later than seventy-five (75) days after the Closing.

(g) Inventory. At the Closing, the Seller agrees to include $56,000 of commercially usable inventory as set forth on Schedule 2(g) attached hereto. Subsequent to the Closing Date and for a period of twelve (12) months thereafter, the Buyer agrees to purchase up to one hundred percent (100%) of commercially usable inventory which is owned by Seller as of the Closing Date as set forth on Schedule 2(g) attached hereto, from the Seller and at a price determined by Seller’s demonstrated cost basis for such inventory before purchasing any inventory relating to the Business from any third-party manufacturer or provider.

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3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3. The disclosures in any section of this Disclosure Schedule qualify any other applicable sections of the Disclosure Schedule to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections of the Disclosure Schedule.

(a) Organization of the Seller. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to so qualify would not have a Material Adverse Effect. Seller has delivered to the Buyer true, complete and correct copies of each of its articles of organization and operating agreement, as amended, or comparable organizational documents as in effect on the date hereof.

(b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller has duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Seller and the Business is subject or any provision of the charter or bylaws of any of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above).

(d) Brokers Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(e) Title to Assets. As of the Closing Date, the Seller will have good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Security Interests.

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(f) Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the “Financial Statements”): (i) unaudited balance sheets and statements of income and cash flow for the fiscal years ended December 31, 2021 and December 31, 2022 (the latter being the “Most Recent Fiscal Year End”) for the Business and (ii) the unaudited balance sheets and statements of income and cash flow of Seller as of, and for the period ended October 31, 2023 (“Interim Financial Statements”) for the Business. Each of the Financial Statements were prepared in accordance with GAAP and all Financial Statements fairly present, in all material respects, the financial position, results of operations and cash flows of Seller as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein; provided, however, that the Interim Financial Statement is subject to normal year-end adjustments and lacks footnotes. Except as and to the extent set forth on the most recent balance sheet of Seller included in the Interim Financial Statements (the “Most Recent Balance Sheet”), Seller has no liability or obligation (whether accrued, absolute, contingent or otherwise) required to be disclosed in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet or liabilities permitted or required to be undertaken or incurred in accordance with this Agreement.

(g) Events Subsequent to Most Recent Fiscal Year End. Except as listed in §3(g) of the Disclosure Schedule, since the Most Recent Fiscal Year End, (i) there has been no Material Adverse Effect and to the Seller’s Knowledge no events or circumstances have occurred which would reasonably be expected to have a Material Adverse Effect with respect to the Acquired Assets or the Business; (ii) the Seller has operated the Business only in the Ordinary Course of Business; (iii) there has been no sale, assignment, transfer or Encumbrance of any Acquired Assets, or, to the Seller’s Knowledge, any theft, damage, removal of property, destruction, casualty loss or other diminution in value of the Assets that would reasonably be expected to have a Material Adverse Effect to the Acquired Assets; and (iv) the Seller has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clause (iii) above.

(h) Undisclosed Liabilities. The Business has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability against the Business), except for Liabilities set forth on §3(h) of the Disclosure Schedule.

(i) Legal Compliance. Since January 1, 2019, the Seller and its respective predecessors have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) with respect to the operation of the Business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply relating to the Business.

(j) Tax Matters. The Seller has received no notice of, nor does the Seller have any knowledge of, any material deficiency, assessment, audit, dispute or claim or proposed deficiency, assessment audit, dispute or claim from any Governmental Authority which could affect or result in the imposition of an Encumbrance upon the Acquired Assets.

(k) Real Property. §3(k) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property relating to the Business, and a true and complete list of all Leases for each such parcel of Leased Real Property. The Seller has delivered to the Buyer a true and complete copy of each such Lease document.

(l) Intellectual Property. §3(l) of the Disclosure Schedule identifies each patent or registration which has been issued to any of the Seller and its Subsidiaries with respect to any of its Intellectual Property relating to the Business or the Acquired Assets, identifies each pending patent application or application for registration which any of the Seller and its Subsidiaries has made with respect to any of its Intellectual Property relating to the Business or the Acquired Assets, and identifies each material license, agreement, or other permission which any of the Seller and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property relating to the Business or the Acquired Assets.

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(m) Contracts. §3(m) of the Disclosure Schedule lists the following contracts and other agreements or understandings to which the Seller is a party which relate to the Business. The Seller has delivered to the Buyer a correct and complete copy of each written agreement (as amended to date) listed in §3(m) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in §3(m) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to Seller’s Knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to Seller’s knowledge no party has repudiated any provision of the agreement.

(n) Litigation. There is no judgment or order outstanding, or any action, suit, complaint, proceeding or to Seller’s Knowledge investigation by or before any Governmental Authority or any arbitrator pending, or to the Seller’s knowledge, threatened, involving or affecting all or any part of the Business or the Acquired Assets or which, if adversely determined, would delay, restrain or enjoin the consummation of the transactions contemplated by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any of such transactions to be rescinded. To the Seller’s knowledge, no event has occurred, and no claim or dispute exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such proceeding. There is no order of any Governmental Authority to which any of the Acquired Assets is subject.

(o) Employee Benefits.

(i) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and relates to any of the Seller’s employees described in Section 7(a)(ix) below. All premiums or other payments which are due have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan and relates to any of the Seller’s employees described in Section 7(a)(ix) below.

(ii) With respect to each Employee Benefit Plan that any of the Seller and its Subsidiaries or any ERISA Affiliate maintains or has maintained during the prior six years or to which any of them contributes relating to any of the Seller’s employees described in Section 7(a)(ix) below, or has been required to contribute during the prior six years relating to any of the Seller’s employees described in Section 7(a)(ix) below:

(A) No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending, except where the action, suit, proceeding, hearing, or investigation would not have a material adverse effect on the financial condition of the Seller and its Subsidiaries taken as a whole.

(B) None of the Seller and its Subsidiaries has incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

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(p) Environmental, Health, and Safety Matters.

(i) To the Seller’s Knowledge, the Seller and its Subsidiaries are in compliance with Environmental, Health, and Safety Requirements relating to the Business and the Acquired Assets, except for such noncompliance as would not have a material adverse effect on the financial condition of the Seller and its Subsidiaries taken as a whole relating to the Business and the Acquired Assets.

(ii) To the Seller’s Knowledge, the Seller and its Subsidiaries have not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Seller or its Subsidiaries or their facilities arising under Environmental, Health, and Safety Requirements relating to the Business and the Acquired Assets, the subject of which would have a material adverse effect on the financial condition of the Business or the Acquired Assets.

(iii) This §3(p) contains the sole and exclusive representations and warranties of the Seller with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

(q) Product Warranty. All products provided or delivered by the Seller relating to the Business have been in material conformity with all applicable contractual commitments and all express and implied warranties, and the Seller has no material Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability) for damages in connection therewith relating to the Business. To the Seller’s Knowledge, no product sold, provided, or delivered by the Seller and its Subsidiaries and related to the Business is subject to any indemnity by a client or customer against the Seller or a Subsidiary. The Seller has made available to the Buyer the form of any material agreements it has with customers for which the Seller or a Subsidiary has provided products relating to the Business for the past three years.

(r) Product Liability. To the Seller’s Knowledge, neither the Seller nor its Subsidiaries have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury or damage to property as a result of the ownership, possession, or use of any products sold, provided, or delivered by the Seller or its Subsidiaries.

(s) Employees. To the Seller’s Knowledge, no executive, key employee, or group of employees who is materially involved in the direct operation of the Business has any plans to terminate employment with Seller. With respect to these employees, the Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, claims of unfair labor practices, or other collective bargaining disputes. Since January 1, 2019, to the Seller’s Knowledge, the Seller has not committed any material unfair labor practice. To the Seller’s Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Business.

(t) Disclosure. The representations and warranties contained in this §3 do not contain any untrue statement of a material fact or knowingly omit to state any material fact necessary in order to make the statements and information contained in this §3 not misleading.

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4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4. The disclosures in any section of this Disclosure Schedule qualify any other applicable sections of the Disclosure Schedule to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections of the Disclosure Schedule.

(a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above).

(d) Brokers Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §7 below).

(b) Notices and Consents. The Seller will give any notices to third parties, and the Seller will use its reasonable best efforts to obtain any third party consents, approvals and cooperation to ensure that material agreements and relationships relating to the Acquired Assets and Business, as set forth on the Disclosure Schedule, are assigned and transferred to the Buyer. The Buyer agrees and acknowledges that the Seller’s agreements with its customers relating to the Business are terminable at will by the customer upon limited written notice.

(c) Operation of Business. The Seller will not cause or permit the Business to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

(d) Preservation of Business. The Seller will use its reasonable best efforts to cause to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

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(e) Full Access. The Seller will permit representatives of the Buyer to have full access at all reasonable times and upon reasonable advance notice and during normal business hours, and in a manner so as not to interfere with the normal business operations of the Business, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Business.

(f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in §3 and §4 above. No disclosure by any Party pursuant to this §5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Maintenance of Real Property. The Seller will cause the Business to maintain the Real Property, including all of the Improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of the Buyer.

(h) Leases. The Seller will not and the Seller will not cause or permit the Business to amend, modify, extend, renew or terminate any Lease, nor shall the Business enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of the Buyer.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to copies of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to, and of continuing relevance to, the Business.

(b) Required Filings. Subsequent to the Closing Date, in the event the Buyer is required by any Governmental Authority to make any regulatory filings and/or disclosures, the Seller will use its best efforts to cooperate and make available to the Buyer and any independent accounting firm, as applicable, such books and records of the Seller as are requested in order for the Buyer to comply with its regulatory obligations on a timely basis.

(c) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).

(d) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Business prior to the Closing. The Seller will refer all customer inquiries relating to the Business to the Buyer from and after the Closing.

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(e) Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or for historical accounting, regulatory and/or tax support. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(e). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

(f) Covenant Not to Compete. For a period of three (3) years from and after the Closing Date, the Seller will not engage directly or indirectly in any skincare line focused on reducing symptoms associated with psoriasis; provided, however, that owning less than 1% of the outstanding stock of any publicly traded corporation shall not be a violation of this §6(f) solely by reason thereof. If the final judgment of a court of competent jurisdiction declares that any term or provision of this §6(f) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

7. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) the Seller shall have procured all of the third party consents specified in §5(b) above;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Acquired Assets, to operate the former businesses of the Business.

(v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(iv) is satisfied in all respects;

(vi) the Buyer and certain key members of the Seller’s management to be identified during the Buyers due diligence, and agreed to by Seller, shall have entered into Non-Compete Agreements which shall become effective simultaneously with the Closing in substantially the form attached hereto as Exhibit C (the “Non-Compete Agreement”); and

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(vii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer, including but not limited to the Seller providing the Buyer satisfactory written documentation regarding the full and complete release of any claims or liens regarding the Acquired Assets.

The Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects; and

(v) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this §7(b) if it executes a writing so stating at or prior to the Closing.

8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of the Buyer and the Seller contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) for a period of 24 months (subject to any applicable statutes of limitations); provided; however, the representations and warranties of the Seller contained in Sections 3(a), (b), (c), (e) and (k) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) for a period of 60 months. These limitations shall not apply in the event of any fraud or willful misconduct of either the Buyer or the Seller.

(b) Indemnification Provisions for Benefit of the Buyer.

(i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to §8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to §10(g) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

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(ii) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Seller which is not an Assumed Liability

(c) Indemnification Provisions for Benefit of the Seller.

(i) In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to §8(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to §10(g) below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(ii) The Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with §8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

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(iv) In the event any of the conditions in §8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorney’s fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this §8.

(e) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this §8. All indemnification payments under this §8 shall be deemed adjustments to the Purchase Price.

(f) Certain Limitations. The indemnification provided for in Section 8 shall be subject to the following limitations:

(i) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8 until the aggregate amount of all losses in respect of indemnification under Section 8 exceeds $25,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for losses in excess of the Deductible.

(ii) The aggregate amount of all losses for which an Indemnifying Party shall be liable pursuant to Section 8 shall not exceed the Purchase Price.

(iii) Payments by an Indemnifying Party pursuant to Section 8 in respect of any loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any losses prior to seeking indemnification under this Agreement.

(iv) Payments by an Indemnifying Party pursuant to Section 8 in respect of any loss shall be reduced by an amount equal to any tax benefit realized or reasonably expected to be realized as a result of such loss by the Indemnified Party.

(v) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(vi) Each Indemnified Party shall take, and cause its affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such loss.

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(g) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any equitable remedy (but not any statutory or common law remedy) any Party may have for breach of representation, warranty, or covenant (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Business or the transactions contemplated by this Agreement. The limitations of this provision shall not apply to any claim for fraud or willful misconduct.

9. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

(i)	if to Buyer:

NexGel, Inc.

2150 Cabot Blvd, West

Suite B

Langhorne, Pennsylvania

Attention: Adam R. Levy

with a copy (which shall not constitute notice) to:

Quick Law Group PC

1035 Pearl Street

Suite 403

Boulder, Colorado 80302

Attention: Jeffrey M. Quick

(ii)	if to the Seller, to:

Olympus Trading Company, LLC

2311 Wilson Blvd, Floor 3 | Ste 63

Arlington, VA 22201

Attention: Eric Jones

with a copy (which shall not constitute notice) to:

Downey Brand LLP

3425 Brookside Road, Suite A

Stockton, CA 95219

Attention: Kevin J. Rooney

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

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(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Except for as specifically set forth in §6(b), each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid one half by Seller and one half by Buyer when due, and the Seller will, at an expense shared one half by Seller and one half by Buyer, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation.

(l) Attorney’s Fees. In the event of any dispute with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

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(n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in §10(o) below), in addition to any other remedy to which it may be entitled, at law or in equity.

(p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in §9(h) above. Nothing in this §9(p), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(q) Bulk Law Sales. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer.

* * * * *

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

Buyer:

NEXGEL, INC.

By:	/s/ Adam R. Levy
Name:	Adam R. Levy
Title:	Chief Executive Officer

Seller:

OLYMPUS TRADING COMPANY, LLC

By:	/s/ Eric Jones
Name:	Eric Jones
Title:	President

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